SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [ ]

   Check the appropriate box:

   [ ]  Preliminary Proxy Statement
   [X]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                         Journal Employees' Stock Trust
                (Name of Registrant as Specified in its Charter)

                         Journal Employees' Stock Trust
                   (Name of person(s) Filing Proxy Statement)

   Payment of Filing Fee (Check the appropriate box):

   [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-
        6(j)(2).

   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        4)   Proposed maximum aggregate value of transaction:

   [X]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

        1)   Amount Previously Paid:

        2)   Form, Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:

                         JOURNAL EMPLOYEES' STOCK TRUST
                              333 West State Street
                          Milwaukee, Wisconsin   53203
                                 (414) 224-2719

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS

                                October 30, 1996


   A Special Meeting of Unitholders of the Journal Employees' Stock Trust (the "Trust") will be held in the Board of Directors Room on the sixth floor of Journal Communications, Inc., 333 West State Street, Milwaukee, Wisconsin 53203 on Wednesday, October 30, 1996, at 9:30 a.m. for the purpose of considering a proposal to amend the Journal Employees' Stock Trust Agreement (the "Trust Agreement") to change the formula used to price units of beneficial interest ("Units") issued by the Trust.

   Unitholders of record as of Wednesday, September 18, 1996, who are active employees of Journal Communications, Inc. (the "Company") or its subsidiaries or that are employee benefits trusts (as defined in the Trust Agreement) will be entitled to attend and vote at this meeting or any adjournment thereof. Employee benefit trusts are the Journal Communications Investment Savings Plan and trusts established by active employees of the Company or its subsidiaries to provide retirement benefits.

   Regardless of the number of Units you own, it is important that you be represented at the meeting. Therefore, please sign, date and return the enclosed White Proxy Ballot in the return envelope provided. If you attend the meeting, you may revoke your proxy and vote in person if you so desire.

                                 By Order of the Trustees,


                                 Robert A. Kahlor
                                 Trustee


   Dated:  October 1, 1996

                         JOURNAL EMPLOYEES' STOCK TRUST
                              333 West State Street
                           Milwaukee, Wisconsin 53203
                                 (414) 224-2719

                                 PROXY STATEMENT


   Solicitation of Proxies

             The enclosed White Proxy Ballot ("Proxy") is a proxy solicited by the trustees (the "Trustees") of the Journal Employees' Stock Trust (the "Trust") for use at the Special Meeting of Unitholders of the Trust at 9:30 a.m. on Wednesday, October 30, 1996 (the "Special Meeting"), in the Board of Directors Room on the sixth floor of Journal Communications, Inc., 333 West State Street, Milwaukee, Wisconsin 53203. In addition to the use of the mails, the Trustees may, if they deem it desirable, solicit proxies personally, by telephone, by e-mail, by facsimile or by other written communication. Solicitations will also be made by regular employees of Journal Communications, Inc. (the "Company") and its subsidiaries. All costs relating to the solicitation of proxies will be borne by the Company. A Unitholder who executes a Proxy may revoke it by delivering written notice to Christine A. Farnsworth, Assistant Secretary of the Company, before the Special Meeting. Any Proxy that is not properly revoked will be voted at the meeting in accordance with the instructions given on the enclosed form of Proxy. This proxy statement and enclosed Proxy are being sent to Unitholders on or about Tuesday, October 1, 1996.

   Outstanding Voting Securities

             The Trust has one class of securities authorized and outstanding - units of beneficial interest ("Units"). Unitholders of record as of Wednesday, September 18, 1996, who are active employees of the Company or any of its subsidiaries or that are Employee Benefit Trusts (as defined in The Journal Employees' Stock Trust Agreement (the "Trust Agreement")) are entitled to notice of the Special Meeting, to attend the Special Meeting and to vote the Units held by them on that date. Each Unit is entitled to one vote. Employee Benefit Trusts are The Journal Communications Investment Savings Plan and trusts established by active employees of the Company or any of its subsidiaries to provide retirement benefits.

             The proposed amendment to the Trust Agreement will be adopted if it is approved by (i) the affirmative vote of at least two-thirds of the Units outstanding owned by active employees of the Company or any of its subsidiaries and Employee Benefit Trusts, (ii) the written consent of all of the Trustees and (iii) such stockholder-eligibles (as defined in the Trust Agreement) as own at least 80 percent of the shares of stock of the Company then owned by stockholder-eligibles (collectively, the "Requisite Approvals"). Consequently, any Units eligible to vote at the Special Meeting and not voted at the Special Meeting, whether due to abstention or otherwise, will have the effect of a vote against the proposed amendment.

             As of Wednesday, September 18, 1996, 12,960,000 Units were outstanding, of which 6,230,172 Units were held by active employees of the Company and its subsidiaries, 192,000 Units were held by The Journal Communications Investment Savings Plan and 81,490 Units were held in Employee Benefit Trusts established by seven active employees. Units held by the Company, retirees, other former employees of the Company and employees' charitable, educational or religious trusts are not eligible to vote on this matter.

   Ownership Information of Certain Beneficial Owners and Management

             All of the Trustees are directors and officers of the Company and receive no additional compensation for serving as Trustees. Individual Trustees have no beneficial interest in the shares of Company stock owned by the Trust other than through the Units they own individually. The following chart states the number of Units held as of the close of business on Wednesday, September 18, 1996, by Trustees and the percentage of the outstanding Units eligible to vote at the Special
   Meeting:

                              Units Owned        Percentage
         Trustee             Beneficially          Owned

    Robert A. Kahlor              90,435               *
    Steven J. Smith               73,880               *
    Thomas M. Karavakis           82,035               *
    Douglas G. Kiel               30,000               *
    Paul M. Bonaiuto              13,000               *
                                 -------              ---
    All Trustees as a
     Group                       289,350              4.5%


        *  Less than 1%.

   Proposed Amendment to Trust Agreement

             The Trust was founded in 1937 and is the oldest employee-ownership program in the country. In the 59 years since it was founded, the Trust has provided a financially secure retirement for several generations of employees of the Company, and during this period the Option Price (as defined below) has grown every year. The Trustees believe that the strength of the Trust has been its stability and steady growth. The Trustees also believe, however, that changes that have occurred since 1937 warrant amending the Trust Agreement to change the formula (the "Option Price Formula") used to determine the price (the "Option Price") at which Units are bought and sold.

             The Trustees believe the proposed amendment to the Trust Agreement will cause the Option Price to more closely reflect the price at which Units would trade if they were publicly-traded securities. In considering the proposed amendment, the Trustees wanted the Option Price to more closely reflect market value, to preserve the integrity of the Option Price Formula, to avoid adding undue volatility to the Option Price Formula and to phase in the proposed amendment over time.

             The Trust Agreement provides that Unitholders may buy and sell Units only in accordance with the terms of the Trust Agreement. The Trust Agreement provides, among other things, that all purchases and sales of Units generally must be made at the Option Price which is determined according to the Option Price Formula. The Trust Agreement further provides that Unitholders may sell their Units at any time and must sell their Units upon the occurrence of certain specified option events (as defined in the Trust Agreement), including termination of employment with the Company. The Trust Agreement also restricts the persons who may purchase Units to active employees of the Company or its subsidiaries, the Company and stockholder-eligibles (as defined in the Trust Agreement). Pursuant to the terms of the Trust Agreement, purchasers buy Units from existing Unitholders rather than from the Trust.

             The Trust Agreement currently provides that the aggregate Option Price for all Units is determined by (A) adding (i) the book value of the Company as of the close of the fiscal year preceding the valuation date ("Book Value"); (ii) the net income or net loss, as the case may be, realized by the Company between the close of the last fiscal year and the close of the accounting period next preceding the valuation date; and
   (iii) an amount equal to 39 times the average accounting period net income of the Company available for dividends during the 65 accounting periods preceding the valuation date ("Earnings"), and (B) subtracting the amount of dividends, if any, paid on Company common stock after the close of the last fiscal year. The Option Price is determined by dividing the aggregate Option Price for all Units by the number of Units outstanding on the valuation date.

             The proposed amendment to the Option Price Formula will, if it receives the Requisite Approvals, amend the Option Price Formula by multiplying both the Book Value and Earnings components of the Option Price Formula by a number specified in Exhibit A (the "Multiplier"). This Multiplier will cause the Option Price to be higher than under the current Option Price Formula following periods when the Company has net income and cause the Option Price to be lower than under the current Option Price Formula following periods when the Company has net losses when compared to the existing Option Price Formula. If the proposed amendment to the Option Price Formula receives the Requisite Approvals, then Unitholders will receive a higher price upon the sale of their Units than if the Option Price Formula were not amended assuming the Company has net earnings. In addition, however, Unitholders will pay a higher price for future purchases of Units than if the Option Price Formula were not amended (assuming the Company has net earnings) because the Option Price Formula determines the price at which Units are both bought and sold.

             The Trustees believe the current Option Price is approximately one-half of the price at which Units would trade if they were publicly traded securities based on current market conditions. A common method used to estimate the market value of a security is the price-earnings ratio (the "P-E Ratio"), which compares the price of the security to the earnings attributable to such security. The P-E Ratio of the Company (i.e. the Option Price divided by the earnings per Unit) is about one-half of the P-E Ratio of publicly traded media companies in the Company's peer group based on current market conditions. The Company's P-E Ratio is currently approximately 9. The P-E Ratio of other media company securities has been approximately 17 to 20. Some media company securities currently have P-E Ratios as high as 20 to 24.

             The Trustees believe the proposed amendment to the Option Price Formula will, if it receives the Requisite Approvals, cause the Option Price to be approximately 75% of the price at which the Units would trade if they were publicly-traded securities at the end of the phase-in period, based upon current market conditions. The proposed amendment will increase the Option Price by 50% over the five-year phase-in period, or 8.5% compounded annually, exclusive of changes to the Option Price resulting from earnings or losses of the Company. The Trustees have proposed to increase the Option Price to approximately 75% of the price at which the Units would trade if they were publicly traded securities based upon current market conditions rather than 100% of such estimated price to avoid overvaluing the Units. The Trustees believe the stock market valuations for media companies currently are high and believe it is appropriate to leave a cushion in the Option Price, which may limit Unit price volatility in the event of an economic downturn. The Trustees believe adjusting the Option Price Formula to approximately 75% of the price at which the Units would trade based upon current market conditions if they were publicly traded securities leaves an appropriate cushion.

             The proposed amendment will, if it receives the Requisite Approvals, modify the Option Price Formula for all currently outstanding Units and all Units issued in the future. All other rights relating to the Units, including voting rights (if any) and dividend rights, will remain unchanged by the proposed amendment. The Company has no plans at this time to increase the regular quarterly dividend, which has been $.55 per share of the Company's stock since March 1996. The dividend amount is set by the Board of Directors of the Company based on the earnings strength of the Company, the cash needed for capital projects and acquisitions and, to some extent, the prime interest rate. Most employee Unitholders use their dividends to help pay the interest expense on their loans. The proposed amendment may increase the ability of Unitholders to leverage additional Unit purchases. However, if the amount borrowed increases and the dividend remains the same, the out-of-pocket interest expense (total interest expense less dividends) on stock loans will increase. There are no arrearages or defaults with respect to the Units.

             The proposed amendment will not increase the operating expenses of the Company. Pursuant to the terms of the Trust Agreement, purchasers buy Units from existing Unitholders. As a result, persons who purchase Units will pay more to the selling Unitholder than they would if the proposed amendment were not effected. Similarly, Unitholders who sell Units, typically retirees or terminated employees, will receive a higher price for their Units than they would if the proposed amendment were not effected, which will be paid by the purchasing Unitholders.

             The proposed amendment will affect the Company's cash flow to the extent the Company buys or sells Units. The Company will pay more to purchase Units and will receive more when it sells Units if the proposed amendment is approved to the same extent as other persons who purchase or sell Units. In addition, the proposed amendment, if it receives the Requisite Approvals, may result in the Company purchasing more Units than it would under the existing Option Price Formula. Pursuant to the Trust Agreement, the Company has purchased Units from selling Unitholders at times that the number of Units available for sale exceeds the current demand to purchase them. To the extent the proposed amendment increases the Option Price and therefore reduces demand for Units, the proposed amendment may result in the Company purchasing more Units than it would under the existing Option Price Formula.

             The Multiplier will be phased in over a five-year period commencing with transactions initiated after December 31, 1996, in accordance with the schedule in Exhibit A. If the proposed amendment had been implemented on January 1, 1991, the actual Unit prices for the years 1991 to 1995, adjusted on a pro rata basis by the Multiplier, would have yielded the following pro forma Unit prices:

                        Actual                     Pro Forma
                       Year-End                     Year-End
    Multiplier Date   Unit Price    Multiplier     Unit Price

    Year-End 1991       $32.60         1.1           $35.86
    Year-End 1992        33.60         1.2           40.32
    Year-End 1993        34.64         1.3           45.03
    Year-End 1994        35.40         1.4           49.56
    Year-End 1995        36.24         1.5           54.36

             The text of the proposed amendment to the Trust Agreement is attached hereto as Exhibit A and incorporated herein by reference.

             THE TRUSTEES RECOMMEND A VOTE FOR THIS PROPOSAL.

   Financial and Other Information

             This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Proxy Statement is delivered, upon written or oral request, without charge, directed to Christine A. Farnsworth, Assistant Secretary, Journal Communications, Inc., 333 West State Street, Milwaukee, Wisconsin 53203 (telephone number (414) 224-2719). To ensure timely delivery of the documents, any requests should be made by October 18, 1996.

             Certain financial information about the Trust and the Company is contained in the Trust's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and Annual Report on Form 10-K for the year ended December 31, 1995, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated herein by reference. Representatives of Ernst & Young LLP, principal accountants for the Trust, are not expected to be present at the Special Meeting.

             IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, UNITHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE WHITE PROXY BALLOT AS SOON AS POSSIBLE. SIGNED BUT UNMARKED BALLOTS WILL BE VOTED "FOR" THE PROPOSAL TO AMEND THE TRUST AGREEMENT.

                                                                    Exhibit A

                        PROPOSED AMENDMENT TO THE
                JOURNAL EMPLOYEES' STOCK TRUST AGREEMENT

           Proposed additions are surrounded by quotation marks.
                     Proposed deletions are bracketed.

                  _______________________________________


          25: Formula for Option Price of Journal Stock. The price, called the "option price," at which any share of Journal stock shall be subject to purchase pursuant to the options provided in Section 24 shall be determined on a consolidated basis in accordance with generally accepted accounting principles practiced by the Company as shown by the books and records of the Company and its subsidiaries, as follows:

          The book value of all outstanding Journal stock as of the close of the fiscal year next preceding the date of the trustees' offer shall first be determined. This figure shall be increased by the net income or decreased by the net loss, as the case may be, realized between the close of such fiscal year and the close of the accounting period next preceding the date of the trustees' offer, and from the amount thus obtained shall be subtracted the amount of dividends, if any, paid on such Journal stock after the close of such fiscal year. To this result there shall be added an amount equal to 39 times the average accounting period net income of the Company available for dividends on Journal stock during the 65 accounting periods next preceding the date of the trustees' offer; but in computing such net income there shall be deducted dividends, if any, paid or payable on any stock having priority over Journal stock. "For transactions initiated after December 31, 1996, the sum thus obtained shall be multiplied by a figure, called the "multiplier", which is shown below." The "product" [sum] thus obtained shall be divided by the number of shares of Journal stock outstanding as of the date of the trustees' offer and the quotient shall be the option price of each share of Journal stock. In the event that there shall have been any change in the capitalization of the Company between the end of the fiscal year next preceding the date of the trustees' offer and the date of the trustees' offer, the trustees shall make such adjustment in the option price as may be necessary fairly to reflect such change. The trustees shall make a tentative determination of such option price and payment to the trustees of the sum so determined shall be sufficient exercise of the option, subject to such adjustment of such tentative option price as may subsequently be requisite.

             "The multiplier shall be as follows:

                  1997        1998        1999         2000        2001

    Period 1   1.0076923   1.1076923    1.2076923    1.3076923  1.4076923
    Period 2   1.0153846   1.1153846    1.2153846    1.3153846  1.4153846
    Period 3   1.0230769   1.1230769    1.2230769    1.3230769  1.4230769
    Period 4   1.0307692   1.1307692    1.2307692    1.3307692  1.4307692
    Period 5   1.0384615   1.1384615    1.2384615    1.3384615  1.4384615
    Period 6   1.0461538   1.1461538    1.2461538    1.3461538  1.4461538
    Period 7   1.0538462   1.1538462    1.2538462    1.3538462  1.4538462
    Period 8   1.0615385   1.1615385    1.2615385    1.3615385  1.4615385
    Period 9   1.0692308   1.1692308    1.2692308    1.3692308  1.4692308
    Period 10  1.0769231   1.1769231    1.2769231    1.3769231  1.4769231
    Period 11  1.0846154   1.1846154    1.2846154    1.3846154  1.4846154
    Period 12  1.0923077   1.1923077    1.2923077    1.3923077  1.4923077
    Period 13        1.1         1.2          1.3          1.4        1.5


        For every period in 2002 and thereafter, the multiplier shall be 1.5."

                                 Trustees Under
                   The Journal Employes' Stock Trust Agreement
                    P. O. Box 661, Milwaukee, Wis. 53201-0661

   October 1, 1996



   Dear Unitholder:

   Enclosed is your ballot to vote on the proposal to amend the Journal Employees' Stock Trust Agreement (JESTA). A vote in favor of the proposal will change the formula used to calculate the option price by applying a multiplier to the existing formula. The proposal is fully explained in the accompanying proxy statement.

   Please review the proxy statement. If you have any questions about the proposed change and how it will affect you, please call the Stock Trust Office at 1-800-388-2291 (224-2291 in Milwaukee). After normal business hours, leave a message and someone will return your call.

   Two-thirds of the units held by active employee-owners and employee benefit trusts must be voted in favor of the proposed amendment in order for the proposal to be approved, in addition to approvals by the Grant Family heirs and the Stock Trustees. That is why it is very important that you vote your units and return your ballot in the enclosed postage-paid envelope. Any unreturned ballots have the effect of votes against the proposal. An abstention also has the effect of a vote against the proposal.

   We will announce the results of the voting on October 30th. If the proposal receives all necessary approvals the change will go into effect January 1, 1997. This proposal is being presented to unitholders for their approval because we believe the amendment will strengthen our employee-ownership program.

   Sincerely,



   Robert A. Kahlor
   Trustee
   Journal Employees' Stock Trust

   RAK:jd

                       IMPORTANT-PLEASE READ:  This form is
   UHID                machine read and as such must be filled out in
                       the following manner:
   DEPARTMENT          1.  Please use a #2 PENCIL.
                       2.  Color in small red box.  Do not use Xs
   CLOCK                   or check marks.
                       3.  Do not damage any part of this form,
   UNITS                   especially the left edge.  Thank you!


                       JOURNAL EMPLOYEES' STOCK TRUST
                                 PROXY
                Special Meeting of Unitholders, October 30, 1996
         Solicited by the Trustees of the Journal Employees' Stock Trust

   MARK ONLY ONE BOX
                       FOR THE PROPOSAL TO AMEND THE              [_]
                       JOURNAL EMPLOYEES' STOCK TRUST AGREEMENT to apply a multiplier to the option price formula.

                       AGAINST THE PROPOSAL                       [_]

                       ABSTAIN                                    [_]
                       (An abstention has the effect of a vote
                       AGAINST the proposal.)


   THE TRUSTEES RECOMMEND A VOTE "FOR" THE PROPOSAL.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned unitholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. IF THIS PROXY IS NOT RETURNED, ANY UNITS NOT VOTED, WHETHER DUE TO ABSTENTION OR OTHERWISE, WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSAL.

   I hereby appoint ROBERT A. KAHLOR and STEVEN J. SMITH, and each of them, each with full power to act without the other, and, each with full power of substitution, as my proxy to vote all Units of Beneficial Interest the undersigned is entitled to vote at the Special Meeting of Unitholders of The Journal Employees' Stock Trust, to be held in the Board of Directors Room on the sixth floor of Journal Communications, Inc., 333 West State Street, Milwaukee, Wisconsin, on the 30th day of October, 1996 at 9:30 a.m. or at any adjournment thereof, as follows, hereby revoking any proxy previously given. I also acknowledge receipt of the Notice of said Special Meeting and the accompanying Proxy Statement. Please sign exactly as your name appears above.

   Signed:  _________________________    Date:   _______________________

   PLEASE SIGN, DATE AND RETURN THIS FORM PROMPTLY.